EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES A TRANSITION IN EXECUTIVE MANAGEMENT

March 20, 2009 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that effective May 5, 2009, Geoffrey M. Hertel will step down from his position as President and Chief Executive Officer and will be replaced by Stuart M. Brightman, TETRA’s current Executive Vice President and Chief Operating Officer.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “TETRA has announced today that it has formalized a succession plan whereby I will step down as President and CEO on May 5, 2009, and Stuart Brightman, our current COO, will succeed me. Since Stu joined TETRA in 2005, I’ve had the opportunity to watch him mature as a manager, as he expanded his knowledge of all of our entities, and I totally support his promotion. Our current senior management under Stu’s leadership will be an exceptional team, on a go-forward basis.

“My decision to step aside at this time is based on a belief that the current market price for our common stock is not reflective of the value we have created. I believe that TETRA needs to continue to find ways to optimize our assets, especially in the current economic environment. In stepping down as President and CEO, I will be able to concentrate my efforts to assist Stu and our management team in this optimization effort, on a project-by-project basis. I believe that we, the stockholders of TETRA, could receive substantial value through this process. I fully intend to remain an employee of TETRA, as well as a member of our Board of Directors, and Chairman of the Board of Directors of Compressco,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, and other statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business

Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Geoffrey M. Hertel, 281/367-1983
Fax: 281/364-4346
www.tetratec.com
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